Exhibit 99.2

Contact:	Peter W. Keegan
Senior Vice President
(212) 521-2950

Candace Leeds
V.P. of Public Affairs
(212) 521-2416

Joshua E. Kahn
Investor Relations
(212) 521-2788

FOR IMMEDIATE RELEASE

CAROLINA GROUP REPORTS
NET INCOME FOR 2004

               NEW YORK, February 10, 2005—Loews Corporation (NYSE:LTR) today reported Carolina Group net income for the 2004 fourth quarter of $161.6 million, compared to $119.1 million in the 2003 fourth quarter. Net income attributable to Carolina Group stock (NYSE:CG) for the fourth quarter of 2004 was $56.1 million, or $0.93 per share of Carolina Group stock, compared to $34.8 million, or $0.74 per share in the comparable period of the prior year.

The increase in net income attributable to Carolina Group stock for the fourth quarter of 2004, as compared to the comparable period of the prior year, is due to improved overall results of the Carolina Group and reflects the increased economic interest to 34.68% for the three months ended December 31, 2004, as compared to 29.23% for the comparable period of the prior year, due to the sale by Loews Corporation of 10,000,000 shares of Carolina Group stock in December of 2004. Net income per share of Carolina Group stock was not impacted by the sale of Carolina Group stock.

Net sales for the Carolina Group were $832.5 million in the fourth quarter of 2004, compared to $787.7 million in the 2003 fourth quarter. The increase in net sales reflects an increase in unit sales volume of 2.9%, partially offset by an increase in sales promotion expenses.

Results of operations of the Carolina Group include interest expense of $23.9 and $26.2 million, net of taxes, for the three months ended December 31, 2004 and 2003, respectively, on notional intergroup debt. At December 31, 2004, $1.871 billion principal amount of notional intergroup debt was outstanding.

Carolina Group net income for the year ended 2004 was $545.9 million, compared to $468.3 million in the prior year. Net income for the year ended 2003 included a $27.5 million charge ($17.1 million after taxes) to settle litigation with tobacco growers and a $28.0 million charge ($17.5 million after taxes) to resolve indemnification claims and trademark matters in connection with the 1977 sale by Lorillard of its international business. Net income attributable to Carolina Group stock for the year ended 2004 was $184.5 million, or $3.15 per share of Carolina Group stock, compared to $115.2 million, or $2.76 per share in the comparable period of the prior year. The increase in net income attributable to Carolina Group stock is primarily due to improved overall results of the Carolina Group.

Net sales for the Carolina Group were $3.348 billion in 2004, compared to $3.256 billion in 2003. The increase in net sales reflects a 0.4% increase in unit sales volume and a decrease in sales promotion expenses.

Results of operations of the Carolina Group include interest expense of $97.3 and $114.0 million, net of taxes, for the years ended 2004 and 2003, respectively, on notional intergroup debt.

The Carolina Group stock, commonly called a tracking stock, is intended to reflect the economic performance of a defined group of the Company’s assets and liabilities, referred to as the Carolina Group, principally consisting of the Company’s subsidiary Lorillard, Inc. The Carolina Group, a notional group, is not a separate legal entity. The purpose of this financial information is to provide investors with additional information to use in analyzing the results of operations and financial condition of the Carolina Group, and this financial information should be read in conjunction with the consolidated financial information of Loews Corporation.

As of December 31, 2004, there were 67,967,250 shares of Carolina Group stock outstanding representing a 39.19% economic interest. Depending on market conditions, the Company, for the account of the Carolina Group, from time to time may purchase shares of Carolina Group stock in the open market or otherwise.

# # #

                Loews Corporation has issued a separate press release reporting its consolidated results for the fourth quarter of 2004, which accompanies this press release.

A conference call to discuss the fourth quarter results of Loews Corporation has been scheduled for 11:00 a.m. EDT, Thursday, February 10, 2005. A live broadcast of the call will be available online at the Loews Corporation website (www.loews.com). Please go to the website at least ten minutes before the event begins to register and to download and install any necessary audio software. Those interested in participating in the question and answer session of the conference call should dial (877) 692-2592. An online replay will be available at the Company’s website following the call.

Carolina Group
Financial Review

	December 31,
	Three Months		Years Ended
	2004	2003	2004	2003

	(Amounts in millions, except per share data)

Net sales (a)	$832.5	$787.7	$3,347.8	$3,255.6

Cost of sales (a) (b)	461.2	457.7	1,965.6	1,893.1
Selling, advertising and administrative (c)	92.7	107.8	381.1	460.6

Total operating costs and expenses	553.9	565.5	2,346.7	2,353.7

Operating income	278.6	222.2	1,001.1	901.9
Investment income	16.9	11.5	40.0	32.1
Interest expense	(38.1)	(42.1)	(157.5)	(182.8)

Income before income taxes	257.4	191.6	883.6	751.2
Income taxes	95.8	72.5	337.7	282.9

Net income	161.6	119.1	545.9	468.3
Earnings attributable to the Loews Group intergroup
interest (d)	105.5	84.3	361.4	353.1

Income attributable to Carolina Group shareholders (e)	$56.1	$34.8	$184.5	$115.2

Per share of Carolina Group stock (f)	$0.93	$0.74	$3.15	$2.76

Weighted number of shares outstanding	60.03	47.17	58.49	41.74

(a)	Includes excise taxes of $164.5, $158.0, $658.1 and $651.4 for respective periods.
(b)	Includes charges of $196.9, $193.0, $845.9 and $785.2 ($124.3, $119.9, $522.6 and $489.5 after taxes) to accrue obligations under the State Settlement Agreements for the respective periods.
(c)
Includes a $27.5 charge in the year ended December 31, 2003 ($17.1 after taxes) to settle litigation with tobacco growers and a $28.0 charge in the year ended December 31, 2003 ($17.5 after taxes) to resolve indemnification claims and trademark matters in connection with the 1977 sale by Lorillard of its international business.

(d)
Prior to December 13, 2004, the Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 115,445,000 shares of 173,412,250 shares equivalents outstanding. Subsequent to the Loews Group's sale of 10,000,000 shares of Carolina Group stock, the Loews Group's intergroup interest in the earnings of the Carolina Group reflected share equivalents amounting to 105,445,000 shares of 173,412,250 share and share equivalents outstanding. As of December 31, 2004, there were 67,967,250 shares of Carolina Group stock outstanding.

(e)	Represents 34.68%, 29.23%, 33.80% and 24.59% of the economic interest in the Carolina Group for the respective periods.
(f)
Earnings per common share-assuming dilution is not presented because securities that could potentially dilute basic earnings per share in the future would have been insignificant or antidilutive for the periods presented.

Carolina Group
Supplemental Information

Information regarding unit volume shipped by Lorillard Tobacco Company to its direct buying customers by brand follows (all units in thousands):

	December 31,
	Three Months		Years Ended
	2004	2003	2004	2003

Full Price Brands

Total Newport	7,812,616	7,508,067	31,335,184	30,976,222
Total Kent Family	204,264	246,597	855,391	1,064,086
Total True	160,998	183,297	663,191	777,681
Total Max	10,848	12,471	45,525	53,970
Total Satin	1,728	2,496	7,914	10,830
Total Triumph	-	772	886	3,731

Total Full Price Brands	8,190,454	7,953,700	32,908,091	32,886,520

Price/Value Brands

Total Old Gold	216,469	243,108	903,173	1,030,580
Total Maverick	175,067	151,590	691,607	514,341

Total Price/Value Brands	391,536	394,698	1,594,780	1,544,921

Total Domestic Cigarettes	8,581,990	8,348,398	34,502,871	34,431,441

Total Puerto Rico and U.S. Possessions	225,072	212,508	823,931	766,784

Grand Total	8,807,062	8,560,906	35,326,802	35,198,225

Notes:

1.	This information is unaudited and is not adjusted for returns.
2.	Unit volume for a quarter is not necessarily indicative of unit volume for any subsequent period.
3.	Unit volume is not necessarily indicative of the level of revenues for any period.